Burke & Herbert Bank

March 11, 2025

Patrick "Kip" Huffman, CPA
2316 Hurlingham Lane
Reston, VA 20191

Dear Mr. Huffman:

It is with great pleasure that we extend to you this offer, contingent upon successful background screening results, to join our team at Burke & Herbert Bank as Senior Vice President, Chief Accounting Officer. You will have the opportunity to play an important role in the achievement of our strategic objectives.

The following are details of the position:

Base Salary:	$237,500
Reporting to:	Roy Halyama, Chief Financial Officer
Paid Time Off:	Accrual of up to 25 Days during a full calendar year
FLSA Classification:	Exempt
Full/Part Time:	Full-Time
Bonus:	Participant in the Management Incentive Plan (paid out annually)
Signing Bonus:	1,000 BHRB Restricted Stock, with a 3-year cliff vesting, will be issued upon your date of hire
Change in Control:	1 year change of control provision

Wages will be paid in accordance with the Company's semi-monthly pay schedule and will be less taxes and other required withholding. You will be eligible for a variety of company benefits, subject to meeting the terms and conditions of each such plan. Currently our offerings include group health, dental, vision, and life insurance; short and long-term disability coverage, 401K Plan, and Flexible Spending Account Plan, in accordance with the governing terms and policies. If eligible/elected, most benefits will take effect on the first of the month following your start date, once you have completed all the required documents.

If you wish to accept this contingent offer, please sign and send this letter back to me by March 21, 2025. The terms of this offer letter are based on a start date of April 21, 2025.

Rescinding Rights:
Burke & Herbert Bank retains the right to rescind our contingent offer depending on the outcome of the background check. Please do not take any action based upon this contingent offer (such as resigning employment, relocating, etc.) until you have received final confirmation from the Company that the background checks have been successfully completed.

Your employment will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without notice. Although your job duties, title, compensation and benefits, as well as Burke & Herbert Bank's personnel policies and procedures may change from time to time in the discretion of the Company, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Sincerely,

Danyl R Freeman

Danyl R. Freeman
EVP, Chief HR Officer

I fully understand and accept the offer of employment with Burke & Herbert Bank as described in this letter. I recognize that neither this agreement nor any communication, either written or oral, made at the time of hire, or subsequently, is intended in any way to create an employment contract. I understand that my employment is at-will and entered into voluntarily, and may be terminated by myself or Burke & Herbert Bank at any time, with or without cause or notice for any reason, or no reason.

Signature: Patrick Huffman

Date: 3/18/2025

Printed Name: Patrick Kip Huffman